UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2018

SharpSpring, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-36280	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

550 SW 2nd Avenue, Gainesville, FL	32601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 888-428-9605

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Resignations of John L. Troost and Roy W. Olivier

On April 5, 2018 the registrant’s board of directors (“Board”) accepted a letter from John L. Troost informing the Board of his decision not to seek or accept a nomination to be elected as a director of the registrant at the next annual meeting of the stockholders. Mr. Troost’s resignation is not a result of any disagreement between himself and the registrant, its management, the Board or any committee of the Board.

On April 4, 2018 the Board accepted a letter from Roy W. Olivier informing the Board of his decision not to seek or accept a nomination to be elected as a director of the registrant at the next annual meeting of the stockholders. Mr. Olivier’s resignation is not a result of any disagreement between himself and the registrant, its management, the Board or any committee of the Board.

Appointment of Daniel Allen

On April 3, 2018 the Board elected Daniel Allen to serve as a member of the Board. Mr. Allen’s initial term as a member of the Board will continue until the registrant’s 2018 annual stockholder’s meeting or until his successor is duly appointed.

As previously reported on the registrant’s Form 8-K filed on March 28, 2018, on March 28, 2018, the registrant entered into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with SHSP Holdings, LLC (“Investor”), pursuant to which the registrant issued to Investor a Convertible Promissory Note in the aggregate principal amount of $8,000,000 (the “Note”). Simultaneously with the execution of the Note Purchase Agreement and the issuance of the Note, on March 28, 2018, the registrant entered into the Investors’ Rights Agreement (the “Investors’ Rights Agreement”) by and among the registrant, Investor and two management stockholders. Under the Investors’ Rights Agreement, among other things, the Investor will have the right to designate one person for election to the registrant’s Board for as long as Investor continues to hold any of the Notes, and the registrant agreed to use its reasonable best efforts to cause such person to be elected to the Board at each annual meeting of the registrant’s stockholders. The Investor designated Mr. Allen, who is currently the Chief Executive Officer of Evercel Holdings LLC, an affiliate of Investor.

Mr. Allen, age 43, serves as managing partner of Corona Park Investment Partners, an investment company that invests and grows profitable technology enabled companies. He has held that position since January 2012. Since January 2013, he has also served as CEO of Evercel, a holding company that manages its portfolio companies and seeks new opportunities to invest capital for long term returns. Evercel is the parent company of Printronix, a global industrial printing company, where Mr. Allen serves as Chairman of the Board. From 2001 to 2010, Mr. Allen worked at Bain Capital, where he also focused on investing in technology related growth opportunities.   Prior to Bain Capital, Mr. Allen was on the founding team of Fandango, a strategy consultant at McKinsey and Company, and worked at ABCNews in Moscow, London, Hong Kong and New York City.  Mr. Allen graduated from Harvard College and Harvard Business School.

Mr. Allen has not been and is not expected to be named to any committee of the Board at this time. Mr. Allen will receive compensation commensurate with other non-employee directors of SharpSpring.

Item 8.01 Other Events.

Press Release

On April 5, 2018, the registrant issued a press release announcing the election of Daniel Allen as a director of the registrant and announced the resignations of John L. Troost and Roy W. Olivier from the Board effective at the end of their current terms. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPSPRING, INC.

By:	/s/ Edward S. Lawton
Edward S. Lawton,
Chief Financial Officer

Dated: April 5, 2018

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